Exhibit 3.2

AMENDMENT NO. 2 TO THE

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND (TE) L.P.

This AMENDMENT NO. 2 (the “Amendment”) to the Amended and Restated Limited Partnership Agreement, dated as of January 2, 2024 (as amended by that certain Amendment No. 1 thereto, dated October 1, 2025, and as may be further amended from time to time, the “Partnership Agreement”), of Blackstone Private Equity Strategies Fund (TE) L.P., a Delaware limited partnership (the “Partnership”), is made as of January 1, 2026, by Blackstone Private Equity Strategies Associates L.P., a Delaware limited partnership, as general partner of the Partnership (the “General Partner”).

WITNESSETH

WHEREAS, the Partnership is currently governed by the Partnership Agreement;

WHEREAS, as set forth in Section 11.3(a) of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement as set forth in this Amendment; and

WHEREAS, the General Partner, in its discretion, has determined that this Amendment will not have a material adverse effect on the Limited Partners in the aggregate.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, it is hereby agreed as follows:

1. DEFINITIONS; REFERENCES. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Partnership Agreement. Each reference to “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Partnership Agreement shall, after the date hereof, refer to the Partnership Agreement as amended hereby.

2. REDESIGNATION. Each Class I Unit issued prior to the date hereof is hereby redesignated to Class I-Series I Units.

3. AMENDMENT TO THE AGREEMENT.

(a)	The definition of “Class I Unit” is hereby deleted and replaced in its entirety with the following:

“Class I-Series I Unit: A Unit entitling the holder thereof to the rights of a holder of a Class I-Series I Unit as provided in this Agreement.”

(b)	The definition of “Unit” is hereby deleted and replaced in its entirety with the following:

“Unit: A fractional, undivided interest in the Partnership of all Partners issued hereunder, unless the context otherwise requires, including Class D Units, Class I-Series I Units, Class I-Series II Units, Class I-Series III Units, Class S Units and such other classes, or series of such classes, of Units that may be issued by the Partnership in the sole discretion of the General Partner.”

(c)	The following definitions are hereby added to the definitions in Article I of the Partnership Agreement:

“Class I-Series II Unit: A Unit entitling the holder thereof to the rights of a holder of a Class I-Series II Unit as provided in this Agreement.”

“Class I-Series III Unit: A Unit entitling the holder thereof to the rights of a holder of a Class I-Series III Unit as provided in this Agreement.”

(d)	Section 2.4 of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:

“SECTION 2.4. Classes, or Series of Classes, of Units. The General Partner is hereby authorized to cause the Partnership to issue Units designated as Class D Units, Class I-Series I Units, Class I-Series II Units, Class I-Series III Units and Class S Units and such other classes, or series of such classes, of Units with such terms, rights and obligations that correspond with the Underlying Interests in the Main Fund. The General Partner may, in its sole discretion, at any time and from time to time, convert, reclassify or exchange any issued and outstanding Units of any class, or series of such class, into Units of one or more other classes or series (as applicable), in whole or in part, on a pro rata or non-pro rata basis, and with such allocation among holders as the General Partner determines in good faith to be equitable, in each case without the consent of any Limited Partner. Any conversion pursuant to this Section shall be effected by book entry without the need for further action by any holder and shall be final and binding on the Limited Partners absent manifest error.”

4. ENTIRE AGREEMENT. Except as amended by this Amendment, the Partnership Agreement remains unaltered and in full force and effect. The Partnership Agreement, as amended by this Amendment, embodies the entire understanding of the parties, supersedes any prior agreements or understandings with respect to the subject matter hereof, and cannot be altered, amended, supplemented, or abridged, or any provisions waived except by the written consent of the parties.

5. COUNTERPARTS. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

6. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and, in particular, the provisions of the Act, shall govern the validity of this Amendment, the construction of its terms and interpretation of the rights and duties of the parties.

[Signatures on next page]

IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 2 to the Partnership Agreement as of the date and year first above written.

GENERAL PARTNER:

BLACKSTONE PRIVATE EQUITY STRATEGIES ASSOCIATES L.P.

By:	BXPEA L.L.C., its general partner

By:	/s/ Viral Patel
Name: Viral Patel
Title: Senior Managing Director

[Signature page to Amendment No. 2 to

Blackstone Private Equity Strategies Fund (TE) L.P. A&R LPA]